Exhibit 99.1

Exobox Appoints New Independent Board Member

Michael S. Studdard brings industry and operating experience

Houston, April 8, 2008, Exobox Technologies Corp (Pink Sheets: EXBX), today announced it has increased its Board of Directors from five to seven members and the appointment of Michael S. Studdard as an independent member to its Board of Directors. The Company appointed Mr. Studdard on April 4, 2008.

"We are excited to have a person with Mike’s credentials to join our Board of Directors as an independent director as part of Exobox’s continuing efforts to execute our business plan and evolve as a presence in the security software industry," stated Robert B. Dillon, President & CEO of Exobox.

Following Mr. Studdard’s election to the Board, Mr. Michael C. Wittenburg submitted his resignation as Vice President, Secretary, Treasurer and Director of the Company, effective as of April 7, 2008. His resignation as a Director also includes his resignation as a member of the Audit Committee on which he served.  There were no disagreements on any policy, principle or practice between the Company and Mr. Wittenburg that led to his resignation.  Mr. Michael G. Wirtz, Vice President & CFO, assumed the responsibilities of has Secretary and Treasurer.

About Michael S. Studdard

Mr. Studdard has served for almost two years as president and a director of Wentworth Energy, Inc., a publicly-traded oil and gas exploration and development company based in Palestine, Texas for which he successfully arranged $32.35 million in financing.  Mr. Studdard has over 25 years experience in operating several diversified companies in the oil and gas industry and brings strong, independent general business skills to the Exobox Board of Directors.

About Exobox Technologies Corp.

Exobox Technologies Corp., headquartered in Houston, Texas, is a network and end point security development and licensing company that owns patented and patent-pending technology it believes can address the serious and growing need in the computer market for a reliable, efficient and effective network and end point security system.

Cautionary Statement Regarding Forward Looking Information

This press release may contain forward-looking information about the Company. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company's Current Report on Form 10Q filed on March 24, 2008.